Exhibit 10.12
Summary of Performance Goals with Respect to the Restricted Stock Agreement Dated May 27, 2005 Between Allied Waste Industries, Inc. and John J. Zillmer
On August 1, 2005, the Management Development/Compensation Committee of the Board of Directors of Allied Waste Industries, Inc. (“Company”) approved certain performance goals with respect to 50,000 restricted shares of the Company’s common stock previously granted to John J. Zillmer, the Company’s Chief Executive Officer, on May 27, 2005. Upon the attainment of three separate EBITDA targets that expire in 2010, 2011 and 2012, respectively, Mr. Zillmer’s restricted shares will vest in an amount equal to one-third of the total grant if he attains the specified EBITDA target on or before that target’s expiration date.